UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

Ultratech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Zanker Road, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 321-8835

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Fiscal Year Incentive Compensation Program. The Compensation Committee of the Board of Directors of Ultratech, Inc. (the “Company”) has implemented an incentive compensation program for the 2015 fiscal year for Arthur W. Zafiropoulo, the Company’s Chief Executive Officer, and Bruce R. Wright, the Company’s Chief Financial Officer. The program is comprised of (i) a special cash incentive award that vests only if the Company’s stock price increases above specified target levels and (ii) a cash bonus opportunity under the Company’s Long Term Incentive Plan (the “LTIP”) tied to the Company’s attainment of pre-established performance objectives for the 2015 fiscal year. The compensation program was approved by the Compensation Committee on March 27, 2015.

Special Cash Incentive Award

Each executive has been granted an incentive award that will be payable in cash upon vesting of the award. The executive will be credited with his target award amount (or a portion thereof) if, for a period of 15 consecutive trading days ending on or before December 31, 2016, the closing price of the Company’s common stock exceeds certain stock price targets established by the Compensation Committee, subject to the executive’s continued employment with the Company through the date the stock price target is achieved. The target award amount for each executive is as follows:

Name	Target Award Amount
A. Zafiropoulo	$2,800,000
B. Wright	$1,000,000

Any portion of the award that is credited to the executive based on achievement of the stock price targets will immediately vest and be paid as to 25% of the credited amount. The remaining 75% of the credited amount will be deferred and vest over a three-year period thereafter, subject to the executive’s continued service with the Company through the applicable vesting date. The deferred portion will be paid as it vests and will earn interest at the prime rate until paid. However, if the executive’s employment terminates due to an involuntary termination or due to his death or disability, the deferred portion that is subject only to time-based vesting will fully vest and be paid on his termination of employment. If a change in control of the Company occurs at any time prior to December 31, 2019 and the executive’s employment with the Company continues through the change in control (or his employment is involuntarily terminated in connection with the change in control), any deferred portion that is subject only to time-based vesting will fully vest on the change in control. An additional portion of the award may also vest based on the per-share price of the Company’s common stock in the change in control. In no event will the amount paid under an award exceed the executive’s target award amount set forth above.

LTIP 2015 Cash Bonuses

Each executive officer’s bonus opportunity under the LTIP for the 2015 fiscal year will be based on the Company’s attainment of revenue and operating income targets for that year. Sixty-five percent of that bonus opportunity for each executive officer will be tied to the revenue goal, and the remaining thirty-five percent will be tied to the operating income goal. The Compensation Committee has established different performance goals for each performance metric, and the Company’s actual performance level relative to each goal will determine the bonus amount payable to the executive officer with respect to that metric. The target bonus amounts set for the named executive officers are as follows: for Mr. Zafiropoulo, the target bonus is $862,500, representing 150% of his 2015 base salary, and for Mr. Wright, the target bonus is $350,000, representing 100% of his 2015 base salary.

The potential bonus with respect to each performance goal, as a percentage of the executive’s target bonus allocated to that goal, is set forth below. Following the close of the 2015 fiscal year, the Compensation Committee will determine the actual bonus amount for each executive. If both performance goals are attained at the threshold level, then each executive officer will be awarded approximately 56% of his target bonus for the 2015 fiscal year (applying the relative weightings for each goal and the threshold payout levels below). If both performance goals are attained at the target level (identified as Tier I in the tables below), then each executive will be awarded an amount equal to his full target bonus. If the actual level of attainment for either goal is between any two designated levels up to the highest tier level for that metric, the payout percentage for that goal will be interpolated on a straight line basis between those two levels. Should the actual revenue level exceed the Tier III level established for that goal, the payout percentage for the revenue goal will be adjusted upward in accordance with the same slope that exists between the Tier II and Tier III levels for that goal. The payout percentage for the operating income goal is capped at 300%.

REVENUE GOAL

LEVEL OF ATTAINMENT	PAYOUT PERCENTAGE OF 65% COMPONENT OF TARGET BONUS
BELOW THRESHOLD	0%
THRESHOLD	50%
TIER I (TARGET)	100%
TIER II	125%
TIER III	200%

OPERATING INCOME GOAL

LEVEL OF ATTAINMENT	PAYOUT PERCENTAGE OF 35% COMPONENT OF TARGET BONUS
BELOW THRESHOLD	0%
THRESHOLD	66%
TIER I (TARGET)	100%
TIER II	150%
TIER III	200%
TIER IV	250%
TIER V AND ABOVE	300%

Any bonus awarded to the executive will be deferred and subject to an annual installment vesting schedule tied to the participant’s continued service with the Company over a two-year period. The deferred portion will be paid as it vests and will earn interest at the prime rate until paid. However, the deferred portion will immediately vest in the event the executive’s employment terminates under certain defined circumstances. Accelerated payouts may also occur in the event of certain changes in control or ownership of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 1, 2015

ULTRATECH, INC.

By:	/s/ Bruce R. Wright
Bruce R. Wright
Senior Vice President, Finance and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)